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                                                                   Exhibit 3.214

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                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                             TRAVELMARK STAFFING, LP
                         A DELAWARE LIMITED PARTNERSHIP

                            DATED AS OF JULY 11, 2005

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                                TABLE OF CONTENTS

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                                                                            Page
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
ARTICLE 1. ORGANIZATION..................................................     3
   1.1  Formation........................................................     3
   1.2  Name.............................................................     3
   1.3  Principal Place of Business......................................     3
   1.4  Business Purpose.................................................     3
   1.5  Certificate of Limited Partnership...............................     3
   1.6  Fictitious Business Name Statements..............................     3
   1.7  Registered Office; Agent for Service of Process..................     3
   1.8  Term.............................................................     3
   1.9  Partnership Interests and Certificates...........................     4

ARTICLE 2. DEFINITIONS...................................................     4
   2.1  "Adjusted Capital Account Deficit"...............................     4
   2.2  "Agreement"......................................................     4
   2.3  "Capital Account"................................................     4
   2.4  "Capital Contributions"..........................................     5
   2.5  "Cash Available for Distribution"................................     5
   2.6  "Code"...........................................................     5
   2.7  "Depreciation"...................................................     5
   2.8  "Financing Proceeds".............................................     5
   2.9  "General Partner"................................................     6
   2.10 "Gross Asset Value"..............................................     6
   2.11 "Interest".......................................................     6
   2.12 "Net Profits" or "Net Losses"....................................     7
   2.13 "Nonrecourse Deductions".........................................     7
   2.14 "Nonrecourse Liability"..........................................     7
   2.15 "Partner Minimum Gain"...........................................     7
   2.16 "Partner Nonrecourse Debt".......................................     7
   2.17 "Partner Nonrecourse Deductions".................................     7
   2.18 "Partners".......................................................     7
   2.19 "Partnership"....................................................     7
   2.20 "Partnership Minimum Gain".......................................     7
   2.21 "Partnership Property"...........................................     7
   2.22 "Percentage Interest"............................................     7
   2.23 "Person".........................................................     8
   2.24 "Recourse Liability".............................................     8
   2.25 "Regulations"....................................................     8
   2.26 "Reserves".......................................................     8
   2.27 "Terminating Capital Transaction"................................     8
   2.28 "Transfer".......................................................     8

ARTICLE 3. CAPITAL; CAPITAL ACCOUNTS AND PARTNERS........................     8
   3.1  Initial Capital Contributions of the Partners....................     8
   3.2  Additional Capital Contributions by the Partners.................     8
   3.3  Capital Accounts.................................................     8
   3.4  Other Matters....................................................     8

ARTICLE 4. ALLOCATIONS AND DISTRIBUTIONS.................................     9
   4.1  Distributions In General.........................................     9
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
   4.2  Distributions of Cash Available for Distribution and Net
        Proceeds From Terminating Capital Transactions...................     9
   4.3  Allocation of Net Profits and Losses.............................     9
   4.4  Additional Special Allocations...................................     9

ARTICLE 5. OPERATIONS....................................................    11
   5.1  Management.......................................................    11
   5.2  Reimbursement....................................................    12
   5.3  Reports..........................................................    12
   5.4  Indemnification of General Partner; Liability of General
        Partner..........................................................    12

ARTICLE 6. TRANSFERS.....................................................    13
   6.1  Transfers and Assignments........................................    13

ARTICLE 7. DISSOLUTION, LIQUIDATION AND TERMINATION OF THE PARTNERSHIP...    13
   7.1  Limitations......................................................    13
   7.2  Exclusive Causes.................................................    13
   7.3  Liquidation......................................................    13
   7.4  No Capital Contribution Upon Dissolution.........................    14
   7.5  Notice of Dissolution............................................    14

ARTICLE 8. MISCELLANEOUS.................................................    14
   8.1  Accounting and Fiscal Year.......................................    14
   8.2  Entire Agreement.................................................    14
   8.3  Further Assurances...............................................    14
   8.4  Notices..........................................................    14
   8.5  Attorneys' Fees..................................................    14
   8.6  Governing Law....................................................    14
   8.7  Amendments.......................................................    14
   8.8  Counterparts.....................................................    14
   8.9  Facsimile Signatures.............................................    15


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                        LIMITED PARTNERSHIP AGREEMENT OF
                             TRAVELMARK STAFFING, LP

THIS LIMITED PARTNERSHIP AGREEMENT (this "Agreement") is made and entered into effective as of July 11, 2005 (the "Effective Date"), by and between Travelmark Staffing, LLC, a Delaware limited liability company, as general partner (the "General Partner"), and Hallmark Investment Group, Inc., a Delaware corporation (the "Limited Partner"), for the purpose of forming a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "Act").

                             ARTICLE I. ORGANIZATION

1.1 FORMATION. The General Partner and the Limited Partner hereby form the Partnership under the Act for the purposes and upon the terms and conditions hereinafter set forth. The rights and liabilities of the General Partner and the Limited Partner shall be as provided in the Act, except as otherwise expressly provided herein.

1.2 NAME. The name of the Partnership shall be "Travelmark Staffing, LP." The Partnership may also do business at the same time under one or more fictitious names if the General Partner determines that such is in the best interests of the Partnership. The General Partner may from time to time for reasonable cause change the name of the Partnership.

1.3 PRINCIPAL PLACE OF BUSINESS. The principal office of the Partnership is located at 27442 Portola Parkway, Suite 200, Foothill Ranch, CA 92610, or such other place as the General Partner may from time to time designate by notice to the Limited Partner. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

1.4 BUSINESS PURPOSE

     (a) The Partnership may engage in any lawful act or activity for which a limited partnership may be engaged under applicable law (including, without limitation, the Act).

     (b) The General Partner and the Limited Partner shall have the right to engage or invest in any business activity, enterprise or venture regardless whether such activity, enterprise or venture competes with the Partnership's activities, enterprises or ventures, and neither the General Partner nor the Limited Partner shall not have any obligation to offer any business opportunity to the Partnership, the General Partner or the Limited Partner.

1.5 CERTIFICATE OF LIMITED PARTNERSHIP. The Partnership was formed as a limited partnership under the Act by the General Partner filing a Certificate of Limited Partnership with the Secretary of State of the State of Delaware on July 11, 2005. The General Partner shall cause amendments to the Certificate to be filed whenever required by the Act. Such amendments may be executed by the General Partner. The existence of the Partnership as a separate legal entity shall continue until the cancellation of its Certificate of Limited Partnership in accordance with the Act.

1.6 FICTITIOUS BUSINESS NAME STATEMENTS. Following the execution of this Agreement, fictitious business name statements shall be filed and published when and if the General Partner determines it to be necessary. Any such statement shall be renewed as required by law.

1.7 REGISTERED OFFICE; AGENT FOR SERVICE OF PROCESS. The address of the registered office of the Partnership in the State of Delaware is located at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is National Registered Agents, Inc.

1.8 TERM. The term of the Partnership shall commence on the date that the Certificate is filed with the Office of the Delaware Secretary of State, and shall continue until the Partnership is dissolved pursuant to this Agreement.


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1.9 PARTNERSHIP INTERESTS AND CERTIFICATES. The General Partner and Limited
Partner shall each receive a Partnership Certificate evidencing their respective Interest in the Partnership (the "Partnership Certificates"). The Partnership hereby irrevocably elects that all Interests in the Partnership shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. Each Partnership Certificate shall bear the following legends:

"This certificate evidences a [LP][GP] interest in Travelmark Staffing, LP and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law,
Article 8 of the Uniform Commercial Code of each other applicable jurisdiction."

"THIS CERTIFICATE AND THE [LP][GP] INTEREST EVIDENCED HEREBY ARE NOT NEGOTIABLE AND ARE NOT TRANSFERABLE EXCEPT IN ACCORDANCE WITH THE TRANSFER RESTRICTIONS OF THE LIMITED PARTNERSHIP AGREEMENT. The Partnership maintains books for the purpose of registering transfers. This Certificate has not been and will not be registered under the Securities Act of 1933 or under the securities or blue sky laws of any state. The holder of this Certificate, by its acceptance hereof, represents that it is acquiring this security for investment and not with a view to any sale or distribution hereof."

This provision shall not be amended, and any purported amendment to this provision, shall be null and void.

                             ARTICLE II. DEFINITIONS

The following capitalized words and phrases used in this Agreement shall have the following meanings:

2.1 "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

     2.1.1 Add to such Capital Account the following items:

          (a) The amount, if any, that such Partner is obligated to contribute to the Partnership upon liquidation of such Partner's Interest; and

          (b) The amount that such Partner is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

     2.1.2 Subtract from such Capital Account, such Partner's share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

     2.1.3 The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section
1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

2.2 "Agreement" means this Limited Partnership Agreement, as amended from time to time.

2.3 "Capital Account" means the Capital Account maintained for each Partner in accordance with the following provisions:

     2.3.1 To each Partner's Capital Account there shall be added (a) such Partner's Capital Contributions, (b) such Partner's allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Article 4 hereof and (c) the amount of any Partnership liabilities assumed by such Partner or which are secured by any Partnership property distributed to such Partner.

     2.3.2 From each Partner's Capital Account there shall be subtracted (a) the amount of (i) cash and (ii) the Gross Asset Value of any Partnership Property distributed to such Partner pursuant to any


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provision of this Agreement, (b) such Partner's allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Partner pursuant to Article 4 and (c) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

     2.3.3 In determining the amount of any liability for purposes of Section
2.3.1 and Section 2.3.2, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Regulations.

     2.3.4 Additional adjustments shall be made to the Partners' Capital Accounts as required by Regulations Sections 1.704-1(b) and 1.704-2 or, as permitted but not required, in the discretion of the General Partner. Adjustments to Capital Accounts in respect of Partnership income, gain, loss, deduction and non-deductible expenditures (or any item thereof) shall be made with reference to the federal tax treatment of such items (and, in the case of book items, with reference to federal tax treatment of the corresponding tax items) at the Partnership level, without regard to any requisite or elective tax treatment of such items at the Partner level.

     2.3.5 The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Article 7 hereof upon the dissolution of the Partnership. The General Partner shall also make (a) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (b) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.

2.4 "Capital Contributions" means, with respect to any Partner, the amount of money and the Gross Asset Value of any property contributed to the capital of the Partnership by such Partner, whether as an initial Capital Contribution or as an additional Capital Contribution.

2.5 "Cash Available for Distribution" means, with respect to any fiscal year, all Partnership cash receipts (but excluding any proceeds from a Terminating Capital Transaction), after deducting payments for operating cash expenses and any other amounts set aside for the restoration, increase or creation of Reserves. Notwithstanding the foregoing, Cash Available for Distribution shall not include Financing Proceeds.

2.6 "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

2.7 "Depreciation" means, for each fiscal year, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

2.8 "Financing Proceeds" means the net proceeds from any loan secured by all or any portion of the Partnership's real property (including any refinancing) that remain after the repayment of any


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indebtedness of the Partnership secured by all or a portion of such real property with such proceeds and all costs related to such loan.

2.9 "General Partner" means Travelmark Staffing, LLC, a Delaware limited liability company, and its permitted successors and assigns.

2.10 "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

     2.10.1 The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the General Partner and the Limited Partner.

     2.10.2 The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described in subsection (a), subsection (b), subsection (c) or subsection (d) hereof shall be adjusted to equal their respective gross fair market values, as determined by the General Partner using such reasonable method of valuation as it may adopt, as of the following times:

          (a) the acquisition of an additional interest in the Partnership by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

          (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

          (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

          (d) at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

     2.10.3 The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the General Partner and the Limited Partner.

     2.10.4 The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 2.10.4 to the extent that the General Partner reasonably determines that an adjustment pursuant to subsection (b) of Section 2.10.2 above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 2.10.4.

     2.10.5 If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to Section 2.10.1, Section 2.10.2 or Section 2.10.4 hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

2.11 "Interest" means the entire partnership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all of the terms and provisions of this Agreement, which Interest shall be evidenced by a Partnership Certificate.


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2.12 "Net Profits" or "Net Losses" means, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

     2.12.1 Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.12 shall be added to such taxable income or loss;

     2.12.2 Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.12, shall be subtracted from such taxable income or loss;

     2.12.3 Gain or loss resulting from any disposition of Partnership Property where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Partnership Property disposed of, notwithstanding that the adjusted tax basis of such Partnership Property differs from its Gross Asset Value;

     2.12.4 If the Gross Asset Value of any Partnership asset is adjusted in accordance with the terms of this Agreement, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

     2.12.5 Notwithstanding any other provision of this Section 2.12, any items that are specially allocated pursuant to Section 4.4 hereof shall not be taken into account in computing Net Profits or Net Losses.

2.16 "Nonrecourse Deductions" has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

2.17 "Nonrecourse Liability" has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

2.18 "Partner Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i).

2.19 "Partner Nonrecourse Debt" has the meaning set forth in Regulations Section 1.704-2(b)(4).

2.20 "Partner Nonrecourse Deductions" has the meaning set forth in Regulations
Section 1.704-2(i).

2.21 "Partners" means the General Partner and the Limited Partner.

2.22 "Partnership" means the Delaware limited partnership governed by this Agreement.

2.23 "Partnership Minimum Gain" has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1).

2.24 "Partnership Property" means all direct and indirect interests in real and personal property owned by the Partnership from time to time and shall include both tangible and intangible property (including cash).

2.25 "Percentage Interest" means with respect to each Partner, the percentage of outstanding Interests held by such Partner as evidenced by a Partnership Certificate, which percentage shall be set


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forth opposite such Partner's name on Exhibit A attached hereto as it may be amended or supplemented from time to time.

2.26 "Person" means any individual, corporation, partnership, joint venture, limited liability partnership, limited liability company, association, joint stock company, trust, unincorporated organization, whether or not a legal entity or other business or governmental entity.

2.27 "Recourse Liability" has the meaning set forth in Regulations Section 1.752-1(a)(1).

2.28 "Regulations" means proposed, temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

2.29 "Reserves" means, with respect to any fiscal year or other period, funds set aside or amounts allocated during such period to reserves that shall be maintained in amounts deemed sufficient by the General Partner for working capital, to pay taxes, insurance, debt service, and other costs or expenses incident to the ownership of the Partnership Property and the conduct of business by the Partnership as contemplated hereunder.

2.30 "Terminating Capital Transaction" means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

2.31 "Transfer" means a sale, conveyance, exchange, assignment, pledge, encumbrance, making a gift of, hypothecation or other transfer, or an agreement to do any of the foregoing.

               ARTICLE III. CAPITAL; CAPITAL ACCOUNTS AND PARTNERS

3.1 INITIAL CAPITAL CONTRIBUTIONS OF THE PARTNERS. The Partners have made or been credited with the Capital Contributions to the Partnership reflected in the Capital Account established for each Partner.

3.2 ADDITIONAL CAPITAL CONTRIBUTIONS BY THE PARTNERS. Neither of the Partners shall be required to and no Partner has the right to make any additional Capital Contributions to the Partnership, except that the Partners shall make such additional Capital Contributions as provided below in this Section 3.2.

     3.2.1 If the General Partner determines, at any time and from time to time, that the Partnership requires additional capital for its business and operations, the General Partner, in its sole and absolute discretion, may deliver notice (an "Additional Capital Requirement Notice") to the Limited Partner specifying the additional amount of capital so determined to be required; provided, however, the General Partner shall have no obligation to any creditor of the Partnership to deliver an Additional Capital Requirement Notice. At any time after the delivery to the Limited Partner of such an Additional Capital Requirement Notice, the Partners, in proportion to their Percentage Interests, shall make an additional Capital Contribution to the Partnership up to the amount stated in such notice.

Notwithstanding anything to the contrary in this Agreement, with respect to any future Capital

     3.2.2 Contributions, the actual making of such Capital Contributions by the Partners in proportion to their Percentage Interests shall be deemed to have been made pursuant to an Additional Capital Requirement Notice, whether written or oral.

3.3 CAPITAL ACCOUNTS. A Capital Account shall be established and maintained for each Partner in accordance with the terms of this Agreement.

3.4 OTHER MATTERS

     3.4.1 Except as otherwise provided in this Agreement, a Partner shall not demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account, withdraw any portion of its Capital Contributions or receive any distributions from the Partnership as a return of capital


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on account of such Capital Contributions without, in each instance, the approval of both Partners. Under circumstances requiring or permitting a return of its Capital Contributions, the Partners shall have the right to receive property other than cash as reasonably determined by the General Partner, except as may be specifically prohibited herein.

     3.4.2 Except as otherwise provided by the Act, neither the General Partner nor the Limited Partner shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership, nor shall the General Partner or the Limited Partner be required to lend any funds to the Partnership.

                    ARTICLE IV. ALLOCATIONS AND DISTRIBUTIONS

4.1 DISTRIBUTIONS IN GENERAL. Except as otherwise provided in Article 7 hereof and subject to Sections 17-607 and 17-804 of the Act, for any fiscal year all Cash Available for Distribution, net proceeds from any Terminating Capital Transaction and Financing Proceeds shall be distributed to the Partners at least quarterly.

4.2 DISTRIBUTIONS OF CASH AVAILABLE FOR DISTRIBUTION AND NET PROCEEDS FROM TERMINATING CAPITAL TRANSACTIONS. Subject to Article 7 hereof, any Cash Available for Distribution shall be distributed to the Partners in proportion to their Percentage Interests.

     4.2.1 Any net proceeds of a Terminating Capital Transaction shall be applied or distributed as provided in Section 7.3(c) hereof.

     4.2.2 All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Partnership or the Partners shall be treated as amounts distributed to the Partners pursuant to this Article 4 and Article 7 hereof for all purposes under this Agreement.

4.3 ALLOCATION OF NET PROFITS AND LOSSES. Subject to Section 4.4, Net Profits, Net Losses and any other items of income, gain, loss and deduction for any fiscal year shall be allocated, for purposes of adjusting the Capital Accounts of the Partners, in proportion to the Partners' Percentage Interests.

4.4 ADDITIONAL SPECIAL ALLOCATIONS. Notwithstanding the foregoing provisions of this Article 4:

     4.4.1 Tax items with respect to Partnership Property that is contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated between the Partners for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Partnership shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the General Partner, including, without limitation, the "traditional method" as described in Regulations Section 1.704-3(b). If the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 2.10.2, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations promulgated thereunder. Allocations pursuant to this Section 4.4.1 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

     4.4.2 The Nonrecourse Deductions for each taxable year of the Partnership shall be allocated to the Partners in proportion to their Percentage Interests.

     4.4.3 If there is a net decrease in Partnership Minimum Gain during a Partnership taxable year, then each Partner shall be allocated items of Partnership income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This


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Section 4.4.3 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. The allocation otherwise required pursuant to this Section 4.4.3 shall, however, not apply to a Partner to the extent that the minimum gain chargeback rules are inapplicable in a particular circumstance.

     4.4.4 The Partner Nonrecourse Deductions shall be allocated each year to the Partner that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable.

     4.4.5 If there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership taxable year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This Section 4.4.5 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations
Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

     4.4.6 If any Partner unexpectedly receives an adjustment, allocation or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes an Adjusted Capital Account Deficit in such Partner's capital account, items of income and gain shall be allocated to all such Partners (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the deficit balances in such Partners' Capital Accounts, that are in excess of such Partners' respective Adjusted Capital Account Deficits, as quickly as possible as of the end of the Partnership's taxable year to which adjustment, allocation or distribution relates. It is intended that this Section
4.4.6 qualify and be construed as a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

     4.4.7 In the event that any Partner has a deficit Capital Account at the end of any fiscal year that is in excess of the sum of (1) the amount (if any) that such Partner is obligated to restore to the Partnership upon liquidation of such Partner's Partnership Interest and (2) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.4.7 shall be made if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article 4 have been tentatively made as if this Section 4.4.7 and Section
4.4.6 hereof were not in the Agreement.

     4.4.8 If the allocation of Net Loss to a Partner as provided in Section 4.3 hereof would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Partner only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Partner shall be allocated to the other Partners pro rata to the allocation of other Losses to such Partner, subject to the limitations set forth in this
Section 4.4.8.

     4.4.9 To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations
Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of his Interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

     4.4.10 The allocations set forth in Sections 4.4.2, 4.4.3, 4.4.4, 4.4.5, 4.4.6, 4.4.7, 4.4.8 and 4.4.9 hereof (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). The Regulatory Allocations may not be consistent with the manner in which the Partners intend to distribute the cash of the Partnership or allocate Partnership income or loss. Accordingly, the General Partner is hereby authorized to allocate Net Profits, Net Losses, and other items of income, gains, loss and deductions to the Partners so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions will be divided between the Partners. In general, the Partners anticipate that this will be accomplished by specially allocating other Net Profits, Net Losses and other items of income, gain, loss and deduction to the Partners so that, to the extent possible, the net amount of such allocations of other Net Profits, Net Losses and other items and the Regulatory Allocations to the Partners shall be equal to the net amount that would have been allocated among the Partners if the Regulatory Allocations had not occurred. However, the General Partner shall have discretion to accomplish this result in any reasonable manner.

     4.4.11 Except as otherwise required by Sections 4.4.1 through 4.4.9 hereof, but notwithstanding the other foregoing provisions of this Article 4, at all times during the existence of the Partnership the General Partner's interest in each item of Partnership income, gain, loss, deduction or credit shall equal at least one percent (1%) of each of those items.

     4.4.12 For purposes of determining the Net Profits, Net Losses and any other items of income, gain, loss and deduction allocable to any period, Net Profits, Net Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

ARTICLE V. OPERATIONS

5.1 MANAGEMENT

     5.1.1 The business and affairs of the Partnership shall be managed exclusively by the General Partner. The General Partner shall have full and complete charge of all the affairs and business of the Partnership, in all respects and in all matters, including (without limitation) the responsibility, authority and power, on behalf of the Partnership, at Partnership expense and without the approval of the Limited Partner, to:

          (a) pay, collect, compromise, arbitrate or otherwise adjust any and all claims or demands of or against the Partnership, in such amounts and upon such terms and conditions as the General Partner shall reasonably determine;

          (b) from time to time, employ, engage, hire or otherwise secure the services of such Persons, including any of the parties hereto or any Persons, firms or corporations related thereto or affiliated therewith, as the General Partner may reasonably deem advisable for the proper execution of its duties as General Partner hereunder, provided such services are within the scope of the foregoing authority granted to the General Partner hereunder, such employment to be for such reasonable compensation and upon such reasonable terms and conditions as the General Partner shall determine;

          (c) prepare, execute, file, record, publish and deliver any and all instruments, documents or statements necessary or convenient to effectuate any and all actions that the General Partner is authorized to take on behalf of the Partnership.

          (d) borrow money and issue evidences of indebtedness necessary, convenient or incidental to the accomplishment of the purposes of the Partnership, and secure the same by mortgage, pledge or other lien on any Partnership assets;

          (e) deal with, or otherwise engage in business with, or provide services to and receive compensation therefor from, any Person who has provided or may in the future provide services to, lend money to, sell property to or purchase property from the Partners or any affiliate of the Partners;

          (f) establish and maintain Reserves for such purposes and in such amounts as it deems appropriate from time to time; and

          (g) engage in any kind of activity and perform and carry out contracts of any kind necessary to, in connection with or incidental to the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a limited partnership under the laws of the State of Delaware.

     5.1.2 Except as expressly provided in this Agreement, the Limited Partner shall have no right to vote on or consent to any other matter, act, decision or document involving the Partnership or its business, including any vote provided for in the Act.

5.2 Reimbursement. Subject to Article 8 hereof, the General Partner shall be entitled to reimbursement from the Partnership for all costs and expenses (including allocable overhead) incurred by it for or on behalf of the Partnership.

5.3 Reports. The General Partner shall cause to be kept, at the principal place of business of the Partnership, or at such other location as the General Partner shall reasonably deem appropriate or advisable, full and proper ledgers and other books of account of all receipts and disbursements and other financial activities of the Partnership.

     5.3.1 The Limited Partner (personally or through its authorized representative) shall have the right to examine and copy the books and records of the Partnership at all reasonable times.

5.4 INDEMNIFICATION OF GENERAL PARTNER; LIABILITY OF GENERAL PARTNER

     5.4.1 Other than with respect to an action by, on behalf of, or in the right of the Partnership, the Partnership shall indemnify and hold harmless the General Partner, its parents, affiliates and subsidiaries, and all officers, directors, employees and agents of any of the foregoing (individually, an "Indemnitee") to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incident to the business of the Partnership, if
(i) the Indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful, and (ii) the Indemnitee's conduct did not constitute gross negligence or willful misconduct. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified in clauses (i) or (ii) above.

     5.4.2 Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 5.4 shall be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 5.4.

     5.4.3 The indemnification provided by this Section 5.4 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to a vote of the Partners, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and

     5.4.4 administrators of the Indemnitee. Any indemnification provided hereunder shall be satisfied solely out of the assets of the Partnership. Neither the General Partner nor the Limited Partner shall be subject to personal liability by reason of these indemnification provisions.

     5.4.5 No Indemnitee shall be denied indemnification in whole or in part under this Section 5.4 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

The provisions of this Section 5.4 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.

     5.4.6 Neither the General Partner nor its parents, subsidiaries or affiliates nor the officers, directors, employees of any of the foregoing shall be liable to the Partnership or to the Limited Partner for any losses sustained or liabilities incurred as a result of any act or omission of the General Partner or any such other Person if (i) the General Partner or such other Person acted (or failed to act) in good faith and in a manner it believed to be in, or not opposed to, the interests of the Partnership, and (ii) the conduct of the General Partner or such other Person did not constitute gross negligence or willful misconduct.

                              ARTICLE VI. TRANSFERS

6.1 TRANSFERS AND ASSIGNMENTS. Subject to this Section 6.1, a Partner may transfer or assign all but not less than all of its Interest. If a Partner transfers or assigns all of its Interest pursuant to this Section 6.1, the transferee shall be admitted as a Partner of the Partnership upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Partner shall cease to be a Partner of the Partnership. Any successor to a Partner by merger or consolidation shall, without further act, be a Partner hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Partnership shall continue without dissolution.

ARTICLE VII. DISSOLUTION, LIQUIDATION AND TERMINATION OF THE PARTNERSHIP

7.1 LIMITATIONS. The Partnership may be dissolved, liquidated and terminated pursuant to and only pursuant to the provisions of this Article 7, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership's assets.

7.2 EXCLUSIVE CAUSES. The following and only the following events shall cause the Partnership to be dissolved, liquidated and terminated:

     (a)  The unanimous election of the Partners;

     (b) The occurrence of an event of withdrawal of the General Partner; provided, however, the events set forth at Sections 17-402(a)(4) and
          (5) of the Act shall not constitute events of withdrawal of the General Partner and upon the occurrence of any such event the General Partner shall not cease to be general partner of the Partnership and the Partnership shall continue without dissolution; and

     (c) Dissolution of the Partnership by law, including pursuant to a decree of judicial dissolution under Section 17-802 of the Act.

7.3 LIQUIDATION. In all cases of dissolution of the Partnership, the business of the Partnership shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation of the Partnership pursuant to the provisions of this Section 7.3, and, as promptly as practicable, each of the following shall be accomplished:

     (a) The Partnership Property shall be liquidated in an orderly, businesslike and commercially reasonable manner.

     (b) Any Net Profit, Net Loss or other item of income, gain, loss or deduction realized by the Partnership upon the sale of the Partnership Property or transfer in kind shall be deemed recognized and allocated to the Partners in the manner set forth in Article 4 hereof.

     (c) The proceeds of sale of Partnership assets and all other assets of the Partnership shall first be applied to satisfaction of all Partnership debts in accordance with the Act and to the establishment of any necessary Reserves, and then shall be distributed to the Partners in proportion to and to the extent of positive balances in their respective Capital Accounts.

7.4 NO CAPITAL CONTRIBUTION UPON DISSOLUTION. Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership, its Capital Contribution thereto, its Capital Account, its share of Net Profits or Net Losses or other items and shall have no recourse therefor (upon dissolution or otherwise) against any Partner. No Partner shall be obligated to restore to the Partnership any negative balance that may exist or continue in such Partner's Capital Account.

7.5 NOTICE OF DISSOLUTION. In the event that an event described in Section 7.2 occurs, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Limited Partner and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner).

                           ARTICLE VIII. MISCELLANEOUS

8.1 ACCOUNTING AND FISCAL YEAR. Subject to Code Section 448, the books of the Partnership shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the General Partner. The fiscal year of the Partnership shall end on December 31 of each year, or on such other date permitted under the Code as the General Partner shall determine.

8.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

8.3 FURTHER ASSURANCES. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other action as may be required by law or necessary to effectively carry out the purposes of this Agreement.

8.4 NOTICES. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person or to an officer of the Person to whom the same is directed, or sent by registered or certified mail, return receipt requested, addressed as follows: if to the Partnership, to the Partnership at the address set forth in Section 1.3 hereof, or to such other address as the Partnership may from time to time specify by notice to the Partners; if to a Partner, to such Partner at the address set forth in Exhibit A, or to such other address as such Partner may from time to time specify by notice to the Partnership. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, if delivered personally, or if sent by registered or certified mail, postage and charges prepaid and properly addressed, on the date of receipt or refusal indicated on the return receipt.

8.5 ATTORNEYS' FEES. In the event that any action or proceeding be filed by any Partner or by the Partnership as against the Partnership or any other Partner to enforce any of the covenants or conditions hereof, the party in whose favor final judgment shall be entered shall be entitled to have and recover of and from the other reasonable attorneys' fees to be fixed by the court wherein said judgment be entered.

8.6 GOVERNING LAW. This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws).

8.9 AMENDMENTS. No amendments to this Agreement shall be effective without the prior written approval of all of the Partners, which approval may be given or withheld in the sole and absolute discretion of a Partner.

8.10 COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.11 FACSIMILE SIGNATURES. This Agreement maybe executed by facsimile transmission and such facsimile will be valid and binding to the same extent as if it were an original.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

                                        "GENERAL PARTNER"

                                        TRAVELMARK STAFFING, LLC,
                                        a Delaware limited liability company


                                        By: /s/ Roland Rapp
                                            ------------------------------------
                                            Roland Rapp, Secretary


                                        "LIMITED PARTNER"

                                        HALLMARK INVESTMENT GROUP, INC.,
                                        a Delaware corporation


                                        By: /s/ Roland Rapp
                                            ------------------------------------
                                            Roland Rapp, Secretary

                                    EXHIBIT A
                        PARTNERS AND PERCENTAGE INTERESTS

NAME AND ADDRESS OF PARTNERS       PERCENTAGE INTEREST
----------------------------       -------------------
Travelmark Staffing, LLC                    1%
27442 Portola Parkway, Suite 200
Foothill Ranch, CA 92610

Hallmark Investment Group, Inc.            99%
27442 Portola Parkway, Suite 200
Foothill Ranch, CA 92610

                                                                       EXHIBIT A